C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR INQUIRIES, CONTACT: Robert Houghton, VP of Investor Relations and Treasury Email: robert.houghton@chrobinson.com

FOR IMMEDIATE RELEASE

C.H. Robinson Reports 2019 First Quarter Results
MINNEAPOLIS, MN, April 30, 2019 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended March 31, 2019.

•	Total revenues decreased 4.4 percent to $3.8 billion

•	Net revenues increased 8.4 percent to $678.8 million

•	Income from operations increased 17.2 percent to $224.6 million

•	Operating margin improved 250 basis points to 33.1 percent

•	Diluted earnings per share (EPS) increased 14.9 percent to $1.16

•	Cash flow from operations increased 28.1 percent to $256.9 million

“During the first quarter, we achieved high single-digit net revenue growth and double-digit growth in both operating income and earnings per share. Operating margin improved 250 basis points in the quarter. Our North American Surface Transportation business generated double-digit net revenue growth in the quarter, and we delivered significant operating margin expansion in both our NAST and Global Forwarding businesses,” said John Wiehoff, Chairman and Chief Executive Officer of C.H. Robinson. “We continued to make improvements in working capital, which combined with increased earnings, allowed us to generate over $250 million in cash flow from operations and increase cash returns to our shareholders. These strong first quarter results reflect the strength and hard work of our global network.”

First Quarter Results Summary

•	Total revenues decreased 4.4 percent to $3.8 billion, driven by lower pricing across most transportation service lines.

•	Net revenues increased 8.4 percent to $678.8 million, primarily driven by margin improvement in truckload services.

•
Operating expenses increased 4.6 percent to $454.3 million. Personnel expenses increased 3.6 percent to $340.1 million, driven primarily by a 1.9 percent increase in average headcount, partially offset by declines in performance-based equity compensation. Selling, general and administrative (“SG&A”) expenses increased 7.6 percent to $114.2 million, due primarily to increases in purchased services, particularly commercial off-the-shelf software, in addition to claims and occupancy, partially offset by a reduction in bad debt expense.

•
Income from operations totaled $224.6 million, up 17.2 percent from last year due to growth in North American Surface Transportation (“NAST”) and Global Forwarding, partially offset by a decline in All Other and Corporate. Operating margin of 33.1 percent increased 250 basis points.

•	Interest and other expenses totaled $17.1 million, which primarily consists of interest expense. The first quarter also included a $5.0 million unfavorable impact from currency revaluation.

•	The effective tax rate in the quarter was 22.0 percent compared to 21.3 percent last year.

•	Net income totaled $161.8 million, up 13.7 percent from a year ago. Diluted EPS of $1.16 increased 14.9 percent.

North American Surface Transportation Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended March 31,
	2019	2018	% change
Total revenues	$2,796,784	$2,908,419	(3.8)%
Net revenues	486,550	438,402	11.0%
Income from operations	211,283	179,637	17.6%

First quarter total revenues for C.H. Robinson's NAST segment totaled $2.8 billion, a decrease of 3.8 percent over the prior year, primarily driven by decreased pricing. NAST net revenues increased 11.0 percent in the quarter to $486.6 million. Net revenues in truckload increased 14.7 percent, less than truckload (“LTL”) net revenues increased 3.6 percent, and intermodal net revenues decreased 3.9 percent versus the year ago period. Excluding the impact of the change in fuel prices, average North America truckload rate per mile charged to customers decreased approximately 5.5 percent in the quarter, while truckload transportation cost per mile decreased approximately 8.5 percent. Truckload volumes increased 0.5 percent in the quarter. LTL volumes grew 1.0 percent, and intermodal volumes declined 33 percent versus the prior year. Operating expenses increased 6.4 percent, primarily due to increased cash compensation. Income from operations increased 17.6 percent to $211.3 million, and operating margin expanded 240 basis points to 43.4 percent. NAST average headcount was up 1.7 percent in the quarter. As a reminder, first quarter NAST results include Robinson Fresh transportation, which was previously reported under the Robinson Fresh segment.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended March 31,
	2019	2018	% change
Total revenues	$537,567	$553,754	(2.9)%
Net revenues	127,236	123,037	3.4%
Income from operations	14,203	8,221	72.8%

First quarter total revenues for the Global Forwarding segment decreased 2.9 percent to $537.6 million, primarily driven by lower pricing in ocean and air. Net revenues increased 3.4 percent in the quarter to $127.2 million. Ocean net revenues increased 4.0 percent driven by margin expansion. Ocean volumes were approximately flat in the quarter. Net revenues in air increased 0.4 percent, as margin expansion was largely offset by a decline in shipments. Customs net revenues increased 5.9 percent, primarily driven by volume growth. Operating expenses decreased 1.6 percent, primarily driven by a 1.3 percent decrease in average headcount. Income from operations increased 72.8 percent to $14.2 million, and operating margin expanded 450 basis points to 11.2 percent in the quarter.

All Other and Corporate Results

Net revenues for Robinson Fresh, Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended March 31,
Net revenues	2019	2018	% change
Robinson Fresh	$28,658	$30,237	(5.2)%
Managed Services	20,312	18,317	10.9%
Other Surface Transportation	16,044	15,932	0.7%

First quarter Robinson Fresh net revenues decreased 5.2 percent to $28.7 million, as weather-related crop reductions drove case volume declines. Managed Services net revenues increased 10.9 percent to $20.3 million, driven by a combination of selling additional service lines to existing customers and new customer wins. Other Surface Transportation net revenues increased 0.7 percent to $16.0 million, primarily driven by mid-single-digit volume growth in Europe truckload.

Other Income Statement Items
The first quarter effective tax rate was 22.0 percent, up from 21.3 percent last year. We continue to expect our full-year effective tax rate to be between 24 and 25 percent in 2019.
Interest and other expenses totaled $17.1 million, which primarily consists of interest expense. The first quarter also included a $5.0 million unfavorable impact from currency revaluation.

Diluted weighted average shares outstanding in the quarter were down 1.6 percent, as share repurchases were partially offset by activity in our equity compensation plans.

Cash Flow Generation and Capital Distribution
First quarter cash from operations totaled $256.9 million, up 28.1 percent versus the prior year, primarily due to improved working capital performance and increased earnings versus the year-ago period.
In the first quarter, $146.4 million was returned to shareholders, with $69.7 million in cash dividends and $76.7 million in share repurchases. This represents an increase of 8.7 percent over the prior year.
Capital expenditures totaled $13.9 million in the quarter. We continue to expect 2019 capital expenditures to be between $80 and $90 million, with the majority dedicated to technology.

Outlook
“We expect to continue to expand market share in 2019 and beyond, and we will continue to automate core processes and reduce our cost to sell and cost to serve, while also providing excellent service to our customers and carriers,” Bob Biesterfeld, Chief Operating Officer, stated. “We are firmly dedicated to operating margin expansion and believe our continued investments in technology will help enable us to achieve this objective. We are also committed to strong cash returns to shareholders and expect to deliver annual double-digit growth in earnings per share over the long term.”

About C.H. Robinson
At C.H. Robinson, we believe in accelerating global trade to seamlessly deliver the products and goods that drive the world’s economy. Using the strengths of our knowledgeable people, proven processes, and global technology, we help our customers work smarter, not harder. As one of the world’s largest third-party logistics providers (3PL), we provide a broad portfolio of logistics services, fresh produce sourcing and managed services for more than 124,000 customers and 76,000 active contract carriers through our integrated network of offices and more than 15,000 employees. In addition, the company, our Foundation and our employees contribute millions of dollars annually to a variety of organizations. Headquartered in Eden Prairie, Minnesota, C.H. Robinson (CHRW) has been publicly traded since 1997. For more information, visit www.chrobinson.com.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, such factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing contracted truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to successfully integrate the operations of acquired companies with our historic operations; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with operations outside of the United States; risks associated with the potential impact of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel price increases or decreases, or fuel shortages; cyber-security related risks; the impact of war on the economy; changes to our capital structure; risks related to the elimination of LIBOR; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide First Quarter 2019 Earnings Conference Call
Wednesday, May 1, 2019; 8:30 a.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817
Callers should reference the conference ID, which is 13689013

We invite call participants to submit questions in advance of the conference call, and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email adrienne.brausen@chrobinson.com.

Summarized Financial Results
($ in thousands, except per share data)

This table of summary results presents our service line net revenues consistent with our historical presentation and is on an enterprise basis. The service line net revenues in the table differ from the service line net revenues discussed within the segments as our segments have revenues from multiple service lines.

	Three Months Ended March 31,
	2019	2018	% change
Total revenues	$3,751,210	$3,925,327	(4.4)%
Net revenues:
Transportation
Truckload	$377,993	$330,291	14.4%
LTL	116,229	112,144	3.6%
Intermodal	6,076	6,332	(4.0)%
Ocean	71,533	68,844	3.9%
Air	27,582	28,883	(4.5)%
Customs	21,878	20,655	5.9%
Other logistics services	30,385	28,889	5.2%
Total transportation	651,676	596,038	9.3%
Sourcing	27,124	29,887	(9.2)%
Total net revenues	678,800	625,925	8.4%

Operating expenses	454,250	434,340	4.6%
Income from operations	224,550	191,585	17.2%
Net income	$161,788	$142,297	13.7%
Diluted EPS	$1.16	$1.01	14.9%

Our total revenues represent the total dollar value of services and goods we sell to our customers. Net revenues are a non-GAAP financial measure calculated as total revenues less the cost of purchased transportation and related services and the cost of purchased products sourced for resale. We believe net revenues are a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider net revenues to be our primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our net revenues. The reconciliation of total revenues to net revenues is presented below (in thousands):

	Three Months Ended March 31,
	2019	2018
Revenues:
Transportation	$3,504,932	$3,637,640
Sourcing	246,278	287,687
Total revenues	3,751,210	3,925,327
Costs and expenses:
Purchased transportation and related services	2,853,256	3,041,602
Purchased products sourced for resale	219,154	257,800
Total costs and expenses	3,072,410	3,299,402
Net revenues	$678,800	$625,925

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended March 31,

	2019	2018

Revenues:
Transportation	$3,504,932	$3,637,640
Sourcing	246,278	287,687
Total revenues	3,751,210	3,925,327
Costs and expenses:
Purchased transportation and related services	2,853,256	3,041,602
Purchased products sourced for resale	219,154	257,800
Personnel expenses	340,098	328,297
Other selling, general, and administrative expenses	114,152	106,043
Total costs and expenses	3,526,660	3,733,742
Income from operations	224,550	191,585
Interest and other expense	(17,140)	(10,700)
Income before provision for income taxes	207,410	180,885
Provisions for income taxes	45,622	38,588
Net income	$161,788	$142,297

Net income per share (basic)	$1.17	$1.02
Net income per share (diluted)	$1.16	$1.01

Weighted average shares outstanding (basic)	137,854	140,032
Weighted average shares outstanding (diluted)	138,955	141,270

Business Segment Information
(unaudited, dollars in thousands)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended March 31, 2019
Total revenues	$2,796,784	$537,567	$416,859	$3,751,210
Net revenues	486,550	127,236	65,014	678,800
Income (loss) from operations	211,283	14,203	(936)	224,550
Depreciation and amortization	6,259	8,926	9,375	24,560
Total assets	2,693,668	1,001,881	1,001,895	4,697,444
Average headcount	7,424	4,707	3,250	15,381

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended March 31, 2018
Total revenues	$2,908,419	$553,754	$463,154	$3,925,327
Net revenues	438,402	123,037	64,486	625,925
Income from operations	179,637	8,221	3,727	191,585
Depreciation and amortization	6,331	8,909	9,001	24,241
Total assets	2,593,648	805,184	908,944	4,307,776
Average headcount	7,298	4,767	3,023	15,088

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$445,473	$378,615
Receivables, net of allowance for doubtful accounts	2,057,931	2,162,438
Contract assets	165,556	159,635
Prepaid expenses and other	59,394	52,386
Total current assets	2,728,354	2,753,074

Property and equipment, net	225,669	228,301
Right of use lease assets	257,034	—
Intangible and other assets	1,486,387	1,446,037
Total assets	$4,697,444	$4,427,412

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,059,507	$1,063,107
Accrued expenses:
Compensation	66,383	153,626
Transportation expense	127,151	119,820
Income taxes	68,049	28,360
Other accrued liabilities	54,905	63,410
Current lease liabilities	53,669	—
Current portion of debt	—	5,000
Total current liabilities	1,429,664	1,433,323

Long term debt	1,341,605	1,341,352
Noncurrent lease liabilities	211,069	—
Noncurrent income taxes payable	21,763	21,463
Deferred tax liability	40,412	35,757
Other long-term liabilities	370	430
Total liabilities	3,044,883	2,832,325

Total stockholders’ investment	1,652,561	1,595,087
Total liabilities and stockholders’ investment	$4,697,444	$4,427,412

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Three Months Ended March 31,
	2019	2018
Operating activities:
Net income	$161,788	$142,297
Depreciation and amortization	24,560	24,241
Provision for doubtful accounts	1,774	6,630
Stock-based compensation	17,123	18,134
Deferred income taxes	(364)	(26)
Excess tax benefit on stock-based compensation	(4,458)	(6,224)
Other operating activities	576	323
Changes in operating elements, net of acquisitions:
Receivables	117,720	(10,056)
Contract assets	(5,921)	(13,264)
Prepaid expenses and other	(6,367)	6,327
Accounts payable and outstanding checks	(10,742)	21,797
Accrued compensation	(87,259)	(37,867)
Accrued transportation expenses	7,331	17,109
Accrued income taxes	39,078	35,184
Other accrued liabilities	1,801	(5,128)
Other assets and liabilities	291	1,093
Net cash provided by operating activities	256,931	200,570

Investing activities:
Purchases of property and equipment	(8,619)	(11,719)
Purchases and development of software	(5,246)	(3,744)
Acquisitions, net of cash acquired	(44,143)	—
Other investing activities	8	(726)
Net cash used for investing activities	(58,000)	(16,189)

Financing activities:
Proceeds from stock issued for employee benefit plans	19,615	24,497
Net repurchases of common stock	(79,666)	(65,791)
Cash dividends	(69,742)	(65,382)
Proceeds from short-term borrowings	14,000	2,119,000
Payments on short-term borrowings	(19,000)	(2,183,000)
Net cash used for financing activities	(134,793)	(170,676)
Effect of exchange rates on cash	2,720	2,187

Net change in cash and cash equivalents	66,858	15,892
Cash and cash equivalents, beginning of period	378,615	333,890
Cash and cash equivalents, end of period	$445,473	$349,782

	As of March 31,
Operational Data:	2019	2018
Employees	15,514	15,101

Source: C.H. Robinson
CHRW-IR